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                                                                    Exhibit 23.2


                            CONSENT OF KPMG LLP

The Board of Directors
SERENA Software, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of SERENA Software, Inc. of our reports dated February 13, 2001, with respect to the consolidated balance sheets of SERENA Software, Inc. and subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 2001, and related financial statement schedule which reports appear in the January 31, 2001, annual report on Form 10-K of SERENA Software, Inc.


                                                                    /s/ KPMG LLP

San Francisco, California
June 1, 2001